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                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
FORM 4
/  /  Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may
      continue.  See Instruction 1(b)

            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                 Holding Company Act of 1935 or Section 30(f)
                    of the Investment Company Act of 1940.

(Print of Type Responses)

1.  Name and Address of Reporting Person*

    KKR Associates

    (Last)                 (First)              (Middle)

    c/o Kohlberg Kravis Roberts & Co.
    9 West 57th Street, Suite 4200

                          (Street)

    New York                  NY                   10019

    (City)                 (State)                 (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    AEP Industries Inc. (AEPI)

3.  IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)


4.  Statement for Month/Year

    January 2001

5.  If Amendment, Date of Original (Month/Year)


6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

          Director                        X   10% Owner
    -----                               -----
          Officer (give title below)          Other (specify below)
    -----                               -----

                          -------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/11/01

3.  Transaction Code (Instr. 8)
    Code       V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    15,700              D                41.3248

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
   (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/12/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    9,000              D                 39.2615

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/16/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    4,300               D                38.1017

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/17/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    9,000               D                38.1285

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/18/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    3,700               D                38.2652

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/19/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    8,300               D                37.3993

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/22/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    7,200               D                36.7292

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/23/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    3,700               D                36.8836

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/24/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    7,500               D                36.6775

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/25/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    6,600               D                36.3030

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/29/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    4,500               D                37.7775

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/30/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    34,000              D                37.8371

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)


6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

7.  Individual or Joint/Group Filing (Check Applicable Line)

    --------  Form filed by One Reporting Person
       X
    --------  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security (Instr. 3)
    Common Stock, par value $.01 per share

2.  Transaction Date (Month/Day/Year)
    1/31/01

3.  Transaction Code (Instr. 8)
    Code     V
     S

4.  Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    Amount          (A) or (D)           Price

    8,000               D                37.7383

5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
    2,291,318

6.  Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
    I

7.  Nature of Indirect Beneficial Ownership (Instr. 4)
    (1)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                              (Over)

           Table II -- Derivative Securities Acquired,
                       disposed of, or Beneficially Owned
                       (e.g., puts, calls, warrants, options,
                       convertible securities)

1.  Title of Derivative Security (Instr. 3)


2.  Conversion or Exercise Price of Derivative Security


3.  Transaction Date (Month/Day/Year)


4.  Transaction Code (Instr. 8)
    Code      V


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    (A)    (D)


6.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    Date Exercisable      Expiration Date


7.  Title and Amount of Underlying Securities
    (Instr. 3 and 4)

    Title             Amount or Number of Shares


8. Price of Derivative Security (Instr. 5)


9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)


10.  Ownership Form of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)


11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)

Explanation of Responses:

(1) The designated Reporting Person is the general partner of Whitehall Associates, L.P., which is the managing member of BW Holdings LLC, which in turn owns 100% of Borden Holdings, Inc., which in turn owns 100% of Borden, Inc. As of January 31, 2001, Borden, Inc. beneficially owns 2,291,318 shares of Common Stock of AEP Industries Inc. The general partners of KKR Associates are Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Scott M. Stuart, Edward A. Gilhuly and Perry Golkin. Each of the Reporting Persons listed above may be deemed, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), to be the beneficial owner of the reported securities held by Borden, Inc.


    /S/  William J. janetschek                            2/9/01
    ------------------------------------           --------------------
    ** Signature of Reporting Person                      Date
    By:   William J. Janetschek
          Attorney-in-Fact for Scott M. Stuart
    For:  KKR Associates


**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violation
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 Page 14
										       SEC 1474(7/96)

                              Joint Filer Information




Name:                                  Whitehall Associates, L.P.

Address:                               c/o Kohlberg Kravis Roberts & Co.
                                       9 West 57th St., Suite 4200
                                       New York, NY 10019

Designated Filer:                      KKR Associates

Issuer and Ticker Symbol:              AEP Industries Inc. (AEPI)

Statement for Month/Year:              January, 2001

Signature:                             WHITEHALL ASSOCIATES, L.P.
                                       By:  KKR Associates, its General Partner


                                       By:  /s/  William J. Janetschek
                                            ---------------------------------
                                            Name:  William J. Janetschek,
                                            Title: Attorney-in-Fact for
                                                      Scott M. Stuart

                            Joint Filer Information



Name:                                 Henry R. Kravis

Address:                              c/o Kohlberg Kravis Roberts & Co.
                                      9 West 57th St., Suite 4200
                                      New York, NY 10019

Designated Filer:                     KKR Associates

Issuer and Ticker Symbol:             AEP Industries Inc. (AEPI)

Statement for Month/Year:             January, 2001


Signature:                                 /s/ Henry R. Kravis
                                      ---------------------------------------
                                      HENRY R. KRAVIS
                                      By:  William J. Janetschek,
                                           Attorney-in-Fact for Henry R. Kravis

                            Joint Filer Information



Name:                                     George R. Roberts

Address:                                  c/o Kohlberg Kravis Roberts & Co.
                                          9 West 57th St., Suite 4200
                                          New York, NY 10019

Designated Filer:                         KKR Associates

Issuer and Ticker Symbol:                 AEP Industries Inc. (AEPI)

Statement for Month/Year:                 January, 2001


Signature:                                    /s/  George R. Roberts
                                          ------------------------------------
                                          GEORGE R. ROBERTS
                                          By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 George R. Roberts

                            Joint Filer Information



Name:                                      Paul E. Raether

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                     /s/  Paul E. Raether
                                           -----------------------------------
                                           PAUL E. RAETHER
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Paul E. Raether

                            Joint Filer Information


Name:                                      Michael W. Michelson

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Michael W. Michelson
                                           -----------------------------------
                                           MICHAEL W. MICHELSON
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                  Michael W. Michelson

                            Joint Filer Information


Name:                                      Michael T. Tokarz

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Michael T. Tokarz
                                           ----------------------------------
                                           MICHAEL T. TOKARZ
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Michael T. Tokarz

                            Joint Filer Information



Name:                                      Edward A. Gilhuly

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Edward A. Gilhuly
                                           ---------------------------------
                                           EDWARD A. GILHULY
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Edward A. Gilhuly

                            Joint Filer Information



Name:                                      Perry Golkin

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                     /s/  Perry Golkin
                                           ----------------------------------
                                           PERRY GOLKIN
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Perry Golkin

                            Joint Filer Information


Name:                                      Scott M. Stuart

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                   /s/  Scott M. Stuart
                                           -----------------------------------
                                           SCOTT M. STUART
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Scott M. Stuart

                            Joint Filer Information



Name:                                      Robert I. MacDonnell

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Robert I. MacDonnell
                                           ----------------------------------
                                           ROBERT I. MACDONNELL
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Robert I. MacDonnell

                            Joint Filer Information



Name:                                      Johannes Huth

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                     /s/  Johannes Huth
                                           ----------------------------------
                                           JOHANNES HUTH
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Johannes Huth

                            Joint Filer Information



Name:                                      James H. Greene, Jr.

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  James H. Greene, Jr.
                                           ----------------------------------
                                           JAMES H. GREENE, JR.
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 James H. Greene, Jr.

                            Joint Filer Information



Name:                                      Todd Fisher

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Todd Fisher
                                           ----------------------------------
                                           TODD FISHER
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                  Todd Fisher

                            Joint Filer Information



Name:                                      Alexander Navab

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Alexander Navab
                                           ----------------------------------
                                           ALEXANDER NAVAB
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                 Alexander Navab

                            Joint Filer Information



Name:                                      Neil Richardson

Address:                                   c/o Kohlberg Kravis Roberts & Co.
                                           9 West 57th St., Suite 4200
                                           New York, NY 10019

Designated Filer:                          KKR Associates

Issuer and Ticker Symbol:                  AEP Industries Inc. (AEPI)

Statement for Month/Year:                  January, 2001


Signature:                                    /s/  Neil Richardson
                                           ----------------------------------
                                           NEIL RICHARDSON
                                           By:  William J. Janetschek,
                                                Attorney-in-Fact for
                                                  Neil Richardson